News from FiNet.com
Dan Rawitch          Kevin Theiss                      Brian Bailey
FiNet.com Inc.       Rubenstein Investor Relations     Rubenstein & Assoc., Inc.
925-906-5874         212-843-8096                      212-843-9258
drawitch@finet.com   ktheis@rir1.com                   bbailey@rubenstein.com


For Immediate Release

                  FiNet.com Completes East Coast Acquisition to
                     Create Nationwide E-commerce Franchise

WALNUT CREEK, CA, August 24, 1999 - FiNet.com Inc., (NASDAQ: FNCM) "America's Home Finance Network," today announced that it has acquired certain operations and assets of Lowestrate.com for 1.4 million shares of FiNet.com stock. The acquisition will allow FiNet.com to significantly expand its geographic coverage, creating an e-commerce franchise that reaches across America. This acquisition will enable FiNet.com to establish a second Electronic Transaction Center in Pennsylvania to better serve its customers in the central and eastern regions of the United States.

     Based on second quarter 1999 actual results, the annualized additional revenue to FiNet.com will be approximately $2.5 million. Lowestrate.com has closed nearly 1,400 mortgages with an aggregate value exceeding $182 million in the year ending December 1998. FiNet.com expects its combined consumer channel to be able to originate mortgages in nearly all states. More than two thirds of Lowestrate.com's loan originations are for purchases, aligning the acquisition with FiNet.com's focus on the home purchase market.

     "This acquisition is exciting because the acquired management team is very strong and has a proven retail lending approach with a successful Internet marketing and advertising strategy. It will greatly increase our geographic diversification, helping FiNet.com to become one of the most comprehensive online mortgage providers in the country," said Mark Korell, Chairman and CEO of FiNet.com. "Not only will we have an important revenue increase, we will gain the additional resources needed to rapidly build a nationwide e-commerce franchise for FiNet.com."


About  lowestrate.com

     Lowestrate.com, the Internet presence of Security National Mortgage Corp., is a leading online provider of mortgages. The Company was founded in Blue Bell, PA in 1993, and provides a broad array of residential mortgage products to a wide variety of customers. The Company currently maintains relationships with all of the major mortgage site referral services and several prominent Internet partners, and has entered into arrangements with the most popular search engines in order to increase the volume of traffic at www.lowestrate.com.

About FiNet.com

     FiNet.com, Inc., "America's Home Finance Network" including its wholly owned subsidiaries (the "Company"), is a leading provider of e-commerce home financing services that facilitates home ownership through a variety of technology-based products and automated services for consumers and mortgage broker businesses. The Company offers automated financing solutions directly to consumers through its www.interloan.com on-line home financing web site and to mortgage broker businesses through Monument Mortgage.

Safe Harbor
Certain statements in this press release, including statements regarding the anticipated development and expansion of the Company's business, and the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.